Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

MacKenzie Realty Capital Announces Acquisition of Shares of the Company by its Adviser, CEO, and Affiliates Resulting in Ownership of Over 6% of the Outstanding Shares of the Company

Orinda, Calif., (August 22, 2025) – MacKenzie Realty Capital, Inc. (Nasdaq: MKZR) (“MacKenzie” or the “Company”) today announced that its Adviser, MacKenzie Real Estate Advisers, LP, together with its Chief Executive Officer, Robert Dixon, and an affiliate, have acquired shares resulting in ownership by the Adviser, Robert Dixon, and an affiliate of over 6% of the outstanding shares of common stock of MacKenzie.

Mr. Dixon said “we have purchased a significant number of the Company’s shares because we believe it is a good investment and that the value of the shares substantially exceeds the market price. While the Company has faced some headwinds in this economy and interest rate environment, we believe the Company has turned the corner. We successfully refinanced our Hollywood multifamily property, we refinanced one of our office properties in Napa, CA, and we have now received the first certificate of occupancy for our multifamily development, Aurora at Green Valley. We believe in the future of MacKenzie and have put our own money where our conviction is.”

Further, on August 21, 2025, the Company received a letter from the listing qualifications department staff of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is back in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market.

About MacKenzie Realty Capital, Inc.
MacKenzie, founded in 2013, is a West Coast-focused REIT that intends to invest at least 80% of its total assets in real property, and up to a maximum of 20% of its total assets in illiquid real estate securities.  We intend for the real property portfolio to be approximately 50% multifamily and 50% boutique class A office. The current portfolio includes interests in 4 multifamily properties and 8 office properties plus 2 multifamily developments.

For more information, please contact MacKenzie at (800) 854-8357. Please visit our website at: http://www.mackenzierealty.com

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, our ability to remain financially healthy, and our expected future growth prospects. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. For a further discussion of factors that could cause our future results, performance, or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors” in annual reports on Form 10-K and quarterly reports on Form 10-Q that we file with the Securities and Exchange Commission from time to time.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 • www.mackenzierealty.com